Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Proposes to Acquire Mossimo, Inc. for $8.50 per share

•  Financially superior proposal for Mossimo shareholders

•  Provides $6.00 in cash and $2.50 in Cherokee stock

•  Combined entity expected to report significantly higher cash flow and earnings

•  Creates short and long-term value for Mossimo and Cherokee shareholders

VAN NUYS, CA (April 17, 2006) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, announced today that it has proposed to acquire all the outstanding shares of Mossimo, Inc. (NASDAQSC: MOSS) for $8.50 per common share consisting of $6.00 per share in cash and $2.50 per share in stock. The proposal represents an 8.8% premium to Mossimo’s closing share price of $7.81 on April 17, 2006, and a 13.3% premium to the Iconix Brand Group Proposal. The proposal values Mossimo at approximately $135 million, and is superior to the previous Iconix proposal. Cherokee believes the transaction provides fair value to Mossimo’s shareholders and would be immediately accretive to Cherokee’s earnings per share.

The proposal has been unanimously approved by the Board of Directors of Cherokee and communicated to Mossimo Giannulli, Mossimo’s Chairman of the Board and Co-Chief Executive Officer, and Edwin Lewis, Vice Chairman and Co-Chief Executive Officer. The text of the proposal letter delivered to Mossimo is included at the end of this press release.

“We believe Cherokee’s proposal for Mossimo is superior to Iconix’s and provides significant value to Mossimo’s shareholders,” said Russell J. Riopelle, Chief Financial Officer of Cherokee Inc. “Our strong balance sheet will allow us to quickly raise all of the debt we need for that portion of the purchase price at a low cost and on favorable terms, based on our current discussions with lenders. Unlike Iconix, we have a history of returning our excess profits to shareholders in the form of dividends, and we expect to be able to continue to pay dividends to our shareholders after closing this transaction, although the amount of dividends will be subject to the debt covenants, our financial performance, market conditions and the approval of our board of directors. But our shareholders have indicated to us that they want us to continue to return our excess cash to them in the form of dividends, and we intend to continue to do so. We are particularly excited that this strategic combination will create substantial future value for Cherokee and Mossimo shareholders as we further grow the Mossimo brand domestically and expand its presence internationally.”

The acquisition is conditioned upon customary governmental and regulatory approvals, and other standard closing conditions.

Advisors

Advisors to Cherokee on the proposed acquisition include Morrison & Foerster LLP, legal counsel and Financo, Inc., financial advisor.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, CA, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents. Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products. Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian Countries), Zellers (Canada), Pic’n Pay (South Africa) and Grupo Aviara (Mexico). Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe). Other key clients of Cherokee include Hearst Publications and Solera Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements regarding expected cash flow and earnings, accretion to earnings per share and other phrases involving words as “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions.. Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2006, and in its periodic reports on Forms 10-Q and 8-K (if any). Risks and uncertainties relating to the proposed transaction include: that required regulatory or shareholder approvals will not be obtained in a timely manner, if at all; that the anticipated benefits and synergies of the transaction will not be realized; that the integration of Mossimo’s operations with Cherokee will be materially delayed or will be more costly or difficult than expected; and that the proposed transaction will not be consummated. Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

About Mossimo, Inc.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts primarily to Target Corporation in the U.S. The Mossimo brand is also licensed to other retailers in Mexico, parts of South America, Australia and New Zealand.

Additional Information

Cherokee intends to file a Registration Statement on Form S-4 and may file other documents with the SEC in connection with the proposed acquisition of Mossimo. Mossimo shareholders should read those filings, and any other filings made by Cherokee with the SEC in connection with the proposed acquisition, as they will contain important information. These SEC filings, as well as Cherokee’s other public SEC filings, can be obtained without charge at the SEC’s website at www.sec.gov, and at Cherokee’s website at

www.thecherokeegroup.com.

Text of Proposal Letter:

April 17, 2006

Board of Directors

Mossimo, Inc.

2016 Broadway

Santa Monica, CA 90404

Attn:	Mossimo Giannulli, Chairman of the Board and Co-Chief Executive Officer
Edwin Lewis, Vice Chairman of the Board and Co-Chief Executive Officer

Dear Gentlemen:

As Chairman and CEO of Cherokee Inc. (“Cherokee”), our company is pleased to submit this proposal to acquire 100% of the capital stock of Mossimo, Inc. (“Mossimo”) and combine the businesses of our two companies, subject to the terms and conditions discussed below. Our proposal presents a unique opportunity to merge two leading globally licensed brands, Cherokee and Mossimo, and create a premier worldwide licensor of brand names and trademarks. The combination would create a diverse portfolio of prominent brands, provide significant growth opportunities, combine experienced and proven employees and offer operational synergies. We believe our proposal is superior, both financially and strategically, to the offer put forth by Iconix Brand Group under the Agreement and Plan of Merger, dated as of March 31, 2006 (the “Iconix Agreement”).

We propose to acquire all the shares of Mossimo for a combination of cash and stock at a price of $8.50 per Mossimo share. Under our proposal, each Mossimo share will be exchanged for $6.00 in cash and a fixed number of shares of Cherokee common stock having a value of $2.50 (based on the lower of the closing price of Cherokee’s common stock on the date that a definitive merger agreement between Cherokee and Mossimo is signed or $40.00 per share). If the Mossimo board deems such a structure desirable, Cherokee is amenable to entering into an agreement designed to provide the benefits of a tax free reorganization to Mossimo’s shareholders utilizing a “double-dummy” structure under which a new corporation would be formed and both Cherokee and Mossimo would merge with subsidiaries of that new corporation. Under the proposed transaction, Mossimo’s shareholders would become significant shareholders of Cherokee. We welcome the creative abilities of the Mossimo team and believe together we could enhance the combined companies’ performance for the benefit of all of our shareholders.

We believe our offer is superior to Iconix’s offer. Our reasons are outlined below:

•                  Our proposal provides a financial premium of approximately 13.3% above Iconix’s offer at closing, representing approximately $16 million of incremental consideration.

•                  Our proposal provides greater certainty in the form of consideration by offering $6.00 of cash per share, which is $1.75 per share greater than Iconix’s offer of $4.25 and represents approximately 71% of total consideration compared to 57% for Iconix. By utilizing the “double-dummy” structure above, the favorable tax consequences for Mossimo shareholders will be maintained while increasing the cash percentage to 71%.

•                  Our proposal, by using the lower of $40 per share or the closing price of Cherokee on the date the definitive merger is signed, allows Mossimo shareholders to begin benefiting from any increase in the price of Cherokee stock while at the same time guaranteeing them at least the $8.50 of value described above.

•                  We believe that the stock component of our proposal presents your shareholders with both a more stable currency and the opportunity for significant additional upside beyond the benefits that we believe would result from the Iconix proposal. Unlike Iconix, we have a debt-free balance sheet with over $9 million in cash. Also, Cherokee currently has a meaningful dividend policy, which we would intend to maintain. Lastly, our brand platform has experienced consistent growth, with almost 35% of our revenues coming from overseas.

We have received a highly confident letter from Capital Source to provide 100% of the debt required to close the transaction.

Our proposal is subject to the completion of a standard due diligence review of your company. We have already fully reviewed the publicly available information with respect to Mossimo and believe that we would be able to complete any remaining due diligence in a ten day period following our receipt of the due diligence information provided to Iconix. We would like to receive access to this information as soon as possible and are prepared to immediately enter into a confidentiality agreement with Mossimo on terms not less favorable to Mossimo than the terms of the Confidentiality Agreement entered into with Iconix. We are also prepared to give Mossimo’s representatives access to certain Cherokee non-public information for purposes of your due diligence review of us.

We have reviewed the Iconix Agreement, and our intention would be to enter into a definitive agreement with Mossimo that would have substantially the same covenants, representations, warranties and conditions as are contained in the Iconix Agreement. We believe that such agreement could be entered into immediately following the completion of our confirmatory due diligence.

Our proposal represents a “Superior Proposal” that clearly meets the standards set forth in Section 4.10 of the Iconix Agreement. It offers greater value to Mossimo shareholders and has equal certainty of completion. We can comfortably fund the cash portion of the consideration through a combination of cash on hand and permanent financing and have sufficient authorized and unissued shares for the acquisition. As a result, our transaction can be completed in a timely manner with a goal of closing the acquisition in July 2006 and involves no delay in comparison with the proposed merger with Iconix. To ensure that all necessary antitrust approvals are obtained as expeditiously as possible, Cherokee intends to file its Hart-Scott-Rodino pre-merger notification no later than April 27, 2006, and any additional foreign filings that may be required will be made promptly thereafter.

While our board of directors has unanimously approved the submission of our proposal, any definitive transaction between Cherokee and Mossimo would be subject to the final approval of our board.

This letter is not intended to create nor constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed.

We, our financial advisor, Financo, Inc., and our legal advisor, Morrison & Foerster LLP, are prepared to move forward immediately with our proposal and are prepared to devote out full efforts and resources to pursue this transaction on an expedited basis. We believe that our offer presents a compelling opportunity for both our companies, and we look forward to your response.

Respectfully yours,

/s/ Robert Margolis
Robert Margolis
Chairman & Chief Executive Officer
Cherokee Inc.